ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380
P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000

PERSONAL AND CONFIDENTIAL

[Date]
Dear :

The Compensation and Benefits Committee of the Board of Directors of Anadarko Petroleum Corporation (the “Company”) has made an Award of Nonqualified Options (“Options”) to you under the Company’s 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This Options Award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Plan Summary”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan and Plan Summary are available on the Anadarko intranet website at the following address: [internal website address].

Effective [Grant Date] (“Grant Date”), you have been granted Options to buy shares of Common Stock (“Shares”) at $ per Share. Provided you remain employed by the Company until such dates, one-third of this Award will vest on [first anniversary of Grant Date], one-third will vest on [second anniversary of Grant Date], and the remaining one-third will vest on [third anniversary of Grant Date] (collectively, the “Vesting Schedule”). All unexercised Options shall expire seven years from Grant Date, or on [date].

Upon vesting, the Options may be exercised in whole or in part by notifying the Company’s Stock Plan Administrator or Corporate Secretary at the Company’s corporate headquarters. Such notice shall be in the form specified by the Company. Payments of all amounts due (e.g., Purchase Price and applicable withholding taxes) shall be made by check payable to the Company, unless the Company has provided that such amounts may be satisfied in the following manner: (i) all or a portion of the Purchase Price may be paid by delivery of Shares of Common Stock having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (ii) you may pay the Purchase Price by authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Options and remit to the Company a sufficient portion of the sale proceeds to pay the entire Purchase Price and any tax withholding resulting from such exercise. No Shares shall be issued or delivered until full payment of the Purchase Price and applicable withholding taxes, if any, have been made.

Unexercised Options shall expire and be forfeited (without value) to the Company in the event of your termination of employment, unless otherwise provided below:

(i) Voluntary Retirement (Other than a Qualified Retirement (defined below). If your employment with the Company ceases by reason of your retirement, as defined in the Anadarko Petroleum Corporation Retiree Health Benefits Plan but excluding a Qualified Retirement (“Retirement”), you may, for a period of not more than thirty-six (36) months after the date of cessation of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable on the date of Retirement.

(ii) Qualified Retirement. A retirement shall be considered a “Qualified Retirement” if it occurs at or after the later of (A) 180 days following the Grant Date and (B) your attainment of the age of 60 with a minimum of 10 years of service with the Company. Years of service with the Company shall be determined from your hire date, or if you previously worked for the Company or one of its affiliates, from your most recent hire date with the Company. If your employment with the Company ceases by reason of your Qualified Retirement, the Options shall continue to vest in accordance with the Vesting Schedule. Vested Options may be exercised for a period of not more than sixty (60) months after the date of cessation of employment (unless the Options expire earlier by their own terms).

(iii) Death. If your employment with the Company is terminated due to death, all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. Your legal representative, Beneficiary or other person or persons to whom your rights under the Options shall pass to by will or the laws of descent and distribution (collectively, “Recipient”), may, for a period of not more than thirty-six (36) months after the date of death (unless the Options expire earlier by their own terms), exercise the Options.

In the event of your death after termination of employment described in (i), (iv), (v), (vi) or (vii) herein, your Recipient will have the remaining exercise period awarded to you by your reason of termination as provided in this Award Agreement or the Plan.

In the event of your death after termination of employment described in (ii) herein, all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. Your Recipient may, for a period of not more than sixty (60) months after the date of termination of employment (unless the Options expire earlier by their own terms), exercise the Options.

(iv) Disability. If your employment with the Company is terminated due to disability (as defined in the Company’s disability plan), all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised. You may, for a period of not more than thirty-six (36) months after the date of termination of employment (unless the Options expire earlier by their own terms), exercise the Options.

(v) Involuntary Termination Without Cause. Except as provided in (vi) below,

if your employment with the Company is terminated by the Company due to a reduction in force, job abolishment, or at the convenience of the Company, as determined by the Company, you may, for a period of not more than twelve (12) months after such termination of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable at the date of such termination.

(vi) Termination following a Change of Control. If your employment with the Company is terminated without Cause or for Good Reason during the Applicable Period following a Change of Control, all outstanding Options granted to you shall vest and be immediately exercisable with respect to all or any part of the Options which remain unexercised and you may, for a period of not more than three (3) months after such termination of employment (unless the Options expire earlier by their own terms), exercise the Options.

(vii) Voluntary Termination. If you voluntarily terminate employment with the Company other than for Good Reason during the Applicable Period following a Change of Control, you may, for a period of not more than three (3) months after such termination of employment (unless the Options expire earlier by their own terms), exercise the Options if and to the extent they were exercisable at the date of such termination.

(viii) Termination for Cause. If you are terminated from employment with the Company for Cause, all your Options (whether vested or unvested, exercisable or unexercisable) shall be immediately forfeited.

Notwithstanding anything to the contrary, if your employment is terminated as provided in (v) or (vii) above and you otherwise qualify for Retirement or Qualified Retirement, you shall be deemed to have terminated employment because of Retirement or Qualified Retirement, as applicable.

For purposes of this Award Agreement, you shall be considered to be in the employment of the Company as long as you remain an employee of either the Company, a Subsidiary (determined without regard to whether the Plan Administrator has designated the entity as a Subsidiary for purposes of the Plan), or a corporation or a parent or subsidiary of such corporation assuming or substituting new options for the Options. Without limiting the scope of the preceding sentence, it is expressly provided that you shall be considered to have terminated employment with the Company at the time of the termination of the “Subsidiary” status under the Plan of the entity or other organization that employs you. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Plan Administrator and its determination shall be final.

Except as provided in the Plan, the Options granted hereunder are not transferable except by will or the laws of descent and distribution. Options are exercisable, during your lifetime, only by you. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Options or any right or privilege conferred hereby, the Options and the right and privilege conferred hereby shall immediately become null and void.

You shall have no rights as a stockholder with respect to any Shares subject to the Options prior to the date such Shares are exercised and issued to you.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Notwithstanding anything in this Award Agreement or any other agreement between you and the Company to the contrary, including, without limitation, any provisions that prevent the Company from unilaterally amending this Award Agreement, you acknowledge that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain officers of the Company to repay the Company, and for the Company to recoup from such officers, erroneously awarded amounts of incentive-based compensation.  If the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the Company has paid or granted to you, you hereby agree, even if you have terminated your employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request.  This obligation shall survive the termination of this Award Agreement.

After your employment relationship with the Company terminates for any reason, you acknowledge and agree, by accepting the Award Agreement, that you remain subject to the following obligations (“Post-Termination Obligations”), which serve to align your interests with the Company’s long-term business interests. The following Post-Termination Obligations are reasonably related to the protection of such business interests, including the preservation of the Company’s goodwill and the protection of the confidential information that you have obtained and will obtain in the course of your future employment with the Company.

a.     Non-Disclosure. You will comply with the obligations contained in the Anadarko Code of Business Conduct and Ethics that continue after termination of employment to not disclose or utilize certain confidential information of the Company and its affiliates as specified therein. As an officer of the Company, the law imposes upon you a duty to safeguard and protect confidential information of the Company and its affiliates. Except as expressly permitted by this Award Agreement and without limiting the foregoing, you shall not use for your own benefit or the benefit of any person or entity (other than the Company and its affiliates), or disclose to any person or entity (other than the Company and its affiliates), any information relating to confidential information of the Company or its affiliates made, developed or acquired by or disclosed to you, individually or in conjunction with others, during your employment with the Company or its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise). The non-disclosure requirements set forth in this paragraph (a) are subject to the provisions of paragraph (e) (“Disclosures”) below.

b.    Non-Disparagement. For a term of one (1) year beginning on the last day of your employment with the Company, you shall make no disparaging remarks regarding or relating to Anadarko, its affiliates, or any employee or director of Anadarko or its affiliates. The non-disparagement requirements set forth in this paragraph (b) are subject to the provisions of paragraph (e) (“Disclosures”) below.

c.    Non-Solicitation. For a term of one (1) year beginning on the last day of your employment with the Company, you will not, directly or indirectly, solicit, or otherwise attempt to induce, any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company.

d.    Remedies. Should you violate any Post-Termination Obligation, you will not thereafter be entitled to exercise any of the Options that have not yet been exercised (whether or not vested) and such Options shall be forfeited (without value) to the Company immediately as of the date that you violate such Post-Termination Obligation. If your violation of any Post-Termination Obligation is not discovered until after any such Options have been exercised, the Company may require you to return to it all Shares that were the subject of such exercise, or the monetary value of such Shares. Notwithstanding the foregoing, money damages would not be a sufficient remedy for any breach of a Post-Termination Obligation by you. The Company shall be entitled as a matter of right to specific performance of the Post-Termination Obligations, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Award Agreement, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by you or others acting on your behalf, without any showing of irreparable harm and without any showing that the Company does not have adequate remedy at law. The remedies specified herein shall not be construed as limiting the remedies available to the Company and shall be in addition to all other remedies available to the Company at law and in equity. If any term, provision, covenant or condition of the Post-Termination Obligations is held by a court of competent jurisdiction to be illegal, invalid, unenforceable, or void, and not correctable through modification, then such provision, covenant, or condition (or portion thereof) may be severed and the validity and enforceability of the remainder of this Award Agreement shall not in any way be affected, impaired or invalidated.

e.    Disclosures. Nothing in this Award Agreement will prevent you from making disparaging remarks or disclosing Company confidential and proprietary information when compelled to do so by law or when such communications are intended to comply with any federal or state whistleblower statute including, but not limited to, information provided in a manner described in Section 21F(h)(1)(A) of the Securities Exchange Act of 1934, as amended, 15 U.S.C. 78u-6(h)(1)(A). Nothing in this Award Agreement will prevent you from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

Please establish a Beneficiary Designation for your Long-Term Incentive Equity Awards online at [internal website address] or by contacting the Anadarko Benefits Center at 1-866-472-xxxx, option 1 and then option 1 again. You may update your designation anytime.

Once Options have been exercised and Shares have been delivered to you, you are free to sell, gift or otherwise dispose of such Shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.

If you have any questions about this Award Agreement, please call me at 832-636-xxxx.

Sincerely,

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